Exhibit (a)(1)(i)

Offer to Purchase

by

XBiotech Inc.

Up to $80,000,000 in Value of its Common Shares

At a Cash Purchase Price Not Greater Than $4.00 per Share Nor Less Than $3.80 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

EASTERN TIME, ON JUNE 15, 2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE

AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

XBiotech Inc., a British Columbia corporation (the “Company,” “XBiotech,” “we,” “us” or “our”), invites our shareholders to tender up to $80,000,000 in value of our common shares, no par value per share (the “Shares”), for purchase by us at a price not greater than $4.00 nor less than $3.80 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (this “Offer to Purchase”), in the related Letter of Transmittal (the “Letter of Transmittal”) and on the website established for purposes of effectuating the offer (the “Offer Website,” which together with this Offer to Purchase and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. We will select the lowest single purchase price (in increments of $0.05), not greater than $4.00 nor less than $3.80 per Share, that will allow us to purchase $80,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of less than or equal to $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $80,000,000 are properly tendered and not properly withdrawn, because of proration and conditional tender provisions described in this Offer to Purchase. If any tendered Shares are not purchased in the Offer for any reason, the Letter of Transmittal or electronic submission, as applicable, with respect to such Shares not purchased will be of no force or effect, and any such Shares tendered by book-entry transfer with the Book-Entry Transfer Facility (as defined herein) will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, at our expense, promptly after expiration or termination of the Offer. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

At the maximum Final Purchase Price of $4.00 per Share, we could purchase 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 65.70% of our issued and outstanding Shares as of May 5, 2023. At the minimum Final Purchase Price of $3.80 per Share, we could purchase 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 69.16% of our issued and outstanding Shares as of May 5, 2023.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “XBIT.” On May 16, 2023, the last trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $3.48 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

Our Board of Directors (our “Board”) has delegated authority to consider the Offer to an Independent Committee of our Board (the “Independent Committee”), which consists solely of independent directors who do not have a material financial interest in the transactions described in this Offer to Purchase, and the Independent Committee has approved the Offer and authorized us to make the Offer. However, none of the Company, the members of our Board (including the Independent Committee), Georgeson LLC, the information agent for the Offer (the “Information Agent”), or Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we, any member of our Board (including the Independent Committee), the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase, in the related Letter of Transmittal and on the Offer Website, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all our other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer, and we are not aware of the intentions of our other shareholders who own 5% or more of our Shares with respect to the Offer. There can be no assurance that the persons described above will not decide to tender or sell Shares. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our directors and executive officers may also, in compliance with our Insider Trading Policy, Code of Business Conduct and Ethics and SEC rules, sell all or part of their Shares in open market transactions, at prices that may or may not be more favorable than the Final Purchase Price to be paid in the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to our internal compliance requirements. Such employees may also sell all or part of their Shares in open market transactions, at prices that may or may not be more favorable than the Final Purchase Price to be paid in the Offer. See Section 11.

Shareholders should note that the purchase price range (not greater than $4.00 per share nor less than $3.80 per share) represents a premium over the closing sale price of the Shares ($3.48 per Share) as reported on the NASDAQ on May 16, 2023, the last trading day prior to announcement of the Offer. The market price of the Shares following consummation of the Offer is expected to be lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer. Accordingly, any Shares not tendered pursuant to the Offer and any tendered Shares not accepted for payment by reason of proration or otherwise, are expected to have a market price following consummation of the Offer that is lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer.

Shareholders should carefully consider the income tax consequences of tendering Shares pursuant to the Offer. See Section 13, “Certain United States and Canadian Federal Income Tax Consequences.”

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent at its address, telephone number or email address set forth below. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials, you should contact the Information Agent.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Phone: (877) 278-4775

Email: XBiotech@georgeson.com

Offer to Purchase dated May 17, 2023.

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., Eastern Time, on June 15, 2023 (unless the Offer is extended):

•

Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such beneficial owner must take action in order to participate in the Offer;

•

Registered Holders: if your Shares are registered in your own name, either (a) complete and sign the Letter of Transmittal according to the Instructions to the Letter of Transmittal, and deliver the Letter of Transmittal, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase, and tender your Shares according to the procedure for book-entry transfer described in Section 3 or (b) visit the Offer Website at tech.computersharecas.com, and electronically complete and submit the information requested on the Offer Website;

•

DTC Participants: if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3; and

•

Holders of Vested Options: if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should either check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer” or check the box under “Section 2: Purchase Price Tender” in the Tender Form on the Offer Website, as applicable. If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $3.80 per Share for purposes of determining the Final Purchase Price. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $3.80 per Share, a price that could be below the last reported sale price of the Shares on the NASDAQ on the Expiration Date.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

OUR BOARD HAS DELEGATED AUTHORITY TO CONSIDER THE OFFER TO AN INDEPENDENT COMMITTEE OF OUR BOARD, WHICH CONSISTS SOLELY OF INDEPENDENT DIRECTORS WHO DO NOT HAVE A MATERIAL FINANCIAL INTEREST IN THE TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE, AND THE INDEPENDENT COMMITTEE HAS APPROVED THE OFFER AND AUTHORIZED US TO MAKE THE OFFER.

i

HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (INCLUDING THE INDEPENDENT COMMITTEE), THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (INCLUDING THE INDEPENDENT COMMITTEE), THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (INCLUDING THE INDEPENDENT COMMITTEE), THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL OR ON THE OFFER WEBSITE. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD (INCLUDING THE INDEPENDENT COMMITTEE), THE INFORMATION AGENT OR THE DEPOSITARY.

Shareholders should note that the purchase price range (not greater than $4.00 per share nor less than $3.80 per share) represents a premium over the closing sale price of the Shares ($3.48 per Share) as reported on the NASDAQ on May 16, 2023, the last trading day prior to announcement of the Offer. The market price of the Shares following consummation of the Offer is expected to be lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer. Accordingly, any Shares not tendered pursuant to the Offer and any tendered Shares not accepted for payment by reason of proration or otherwise, are expected to have a market price following consummation of the Offer that is lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer.

The statements made in this Offer to Purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the documents incorporated by reference. The delivery of this Offer to Purchase and the related Letter of Transmittal and the provision of, and granting of access to, the Offer Website, shall not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of a later date or that there has not been any change in such information or in our affairs since such dates.

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INFORMATION FOR UNITED STATES SHAREHOLDERS

The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the fact that XBiotech is incorporated under the laws of British Columbia, Canada.

United States shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian laws, including in the event the Company is determined to be a “passive foreign investment company” under United States federal income tax law. See Section 13, “Certain United States and Canadian Federal Income Tax Consequences.” Shareholders should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

XBiotech has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See Section 1.

CURRENCY

All dollar references in this Offer to Purchase and the documents incorporated by reference herein are in United States dollars, except where otherwise indicated.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal, the information on the Offer Website and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, XBiotech Inc., a British Columbia corporation, is offering to purchase the Shares. See Section 1.

What is XBiotech offering to purchase?

We are offering to purchase up to $80,000,000 in value of Shares. See Section 1.

What is the purpose of the Offer?

We believe that the modified Dutch auction tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to sell a significant portion of their Shares to the Company at a premium over current market prices and thereby receive a return of some or all of their investment in the Company if they so elect, while also permitting them the opportunity to retain a continuing equity interest in the Company. The Offer provides liquidity for our shareholders without their need to sell Shares into the market, which could have detrimental effects on the Share value/market capitalization. The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

If we complete the Offer, shareholders who do not participate in the Offer will automatically experience an increase in their relative percentage ownership interest in the Company at no additional cost to them. See Section 2.

How many Shares will XBiotech purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $80,000,000 in value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of May 5, 2023, we had 30,439,275 issued and outstanding Shares. As of May 5, 2023, an aggregate of approximately 2,122,984 Shares remained available for future awards under our 2015 Equity Incentive Plan, as amended (the “2015 Plan”), further described in Section 11, and approximately 5,038,585 stock options were outstanding under the 2015 Plan and our 2005 Incentive Stock Option Plan (the “Prior Plan”).

At the maximum Final Purchase Price of $4.00 per Share, we could purchase 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 65.70% of our issued and outstanding Shares as of May 5, 2023. At the minimum Final Purchase Price of $3.80 per Share, we could purchase 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 69.16% of our issued and outstanding Shares as of May 5, 2023. If, based on the Final Purchase Price, more than $80,000,000 in value of Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis.

If any of our shareholders who hold Shares in their own name as holders of record or are “registered holders” as participants in the Book-Entry Transfer Facility’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Offer is $3.80 to $4.00 per Share. We will select the lowest single purchase price (in increments of $0.05), not greater than $4.00 nor less than $3.80 per Share, that will allow us to purchase up to $80,000,000 in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your Shares, you should either check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered” or check the box under “Section 2: Purchase Price Tender” in the Tender Form on the Offer Website, as applicable, indicating that you will accept the Final Purchase Price. If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $3.80 per Share for purposes of determining the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $3.80 per Share, a price that could be below the last reported sale price of the Shares on the NASDAQ on the Expiration Date.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See “Introduction,” Section 1 and Section 3.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will XBiotech pay for the Shares?

The maximum value of Shares purchased in the Offer will be $80,000,000. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $500,000. We intend to pay for the Shares from our available cash and cash equivalents. The Offer is not subject to a financing condition. See Section 9.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. The Offer will expire at 5:00 p.m., Eastern Time, on June 15, 2023, unless we extend the Offer. See Section 1.

We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may require you to meet earlier deadlines for participation in the Offer, accepting the Offer and/or withdrawing tendered Shares in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares as soon as possible to find out the times by which you must take action in order to participate in the Offer, accept the Offer and/or withdraw tendered Shares in the Offer. See Section 3 and Section 4.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the expiration date for the Offer. If we extend the expiration date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the expiration date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if XBiotech extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO-I describing the amendment. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

•

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over- the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on May 16, 2023, the last trading day prior to the commencement of the Offer, shall have occurred;

•

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after May 17, 2023 nor shall any material escalation of any war or armed hostilities which had commenced prior to May 17, 2023 have occurred;

•	no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

•

no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

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no entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 16, 2023);

•

no entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 16, 2023, shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•	no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

no change or changes in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred during the Offer period that, in our reasonable judgment, have had or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits to us of the Offer;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (a) will be held of record by fewer than 300 persons or (b) will be delisted from the NASDAQ or be eligible for deregistration under the Exchange Act.

If any of the conditions in Section 7 is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by 5:00 p.m., Eastern Time, on June 15, 2023, or any later time and date to which the Offer may be extended:

•

Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such beneficial owner must take action in order to participate in the Offer;

•

Registered Holders: if your Shares are registered in your own name, either (a) complete and sign the Letter of Transmittal according to the Instructions to the Letter of Transmittal, and deliver the Letter of Transmittal, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase, and tender your Shares according to the procedure for book-entry transfer described in Section 3 or (b) visit the Offer Website at tech.computersharecas.com, and electronically complete and submit the information requested on the Offer Website;

•	DTC Participants: if you are an institution participating in Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3; and

•

Holders of Vested Options: if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3, the Instructions to the Letter of Transmittal and the instructions on the Offer Website.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to 5:00 p.m., Eastern Time, on June 15, 2023, or any later Expiration Date, if the Offer is extended. If after 5:00 p.m., Eastern Time, on July 17, 2023, we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of shares, to properly withdraw Shares, you must either (a) deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover of this Offer to Purchase or (b) visit the Offer Website at tech.computersharecas.com and modify your previous submission on the Offer Website, prior to the deadline for withdrawal; provided, however, you may only withdraw your Shares by the same method you used to tender your Shares. For tendering shareholders submitting a written notice of withdrawal, the written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to effect a withdrawal. See Section 4.

In what order will XBiotech purchase the tendered Shares?

We will purchase Shares on the following basis:

•

first, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

second, only if necessary to permit us to purchase $80,000,000 in value of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.

Has XBiotech or its Board of Directors adopted a position on the Offer?

Our Board has delegated authority to consider the Offer to an Independent Committee of our Board, which consists solely of independent directors who do not have a material financial interest in the transactions described in this Offer to Purchase, and the Independent Committee has approved the Offer and authorized us to make the Offer. However, none of the Company, the members of our Board (including the Independent Committee), the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our Shares will trade after the Expiration Date, and it is possible that our Share price will trade above or below the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase, in the related Letter of Transmittal and on the Offer Website, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Shares with your broker and other financial and tax advisors.

Shareholders should note that the purchase price range (not greater than $4.00 per Share nor less than $3.80 per Share) represents a premium over the closing sale price of the Shares ($3.48 per Share) as reported on the NASDAQ on May 16, 2023, the last trading day prior to announcement of the Offer. The market price of the Shares following consummation of the Offer is expected to be lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer. Accordingly, any Shares not tendered pursuant to the Offer and any tendered Shares not accepted for payment by reason of proration or otherwise, are expected to have a market price following consummation of the Offer that is lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer.

Will XBiotech’s directors and executive officers tender Shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all our other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer, and we are not aware of the intentions of our other shareholders who own 5% or more of our Shares with respect to the Offer. There can be no assurance that the persons described above will not decide to tender or sell Shares. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their Shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our shareholders pursuant to the Offer. See Section 11.

Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to our internal compliance requirements. Such employees may also sell all or part of their Shares in open market transactions, at prices that may or may not be more favorable than the Final Purchase Price to be paid in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

If we complete the Offer, shareholders who decide not to tender Shares will own a greater percentage interest in our outstanding Shares following the consummation of the Offer. See Section 2.

If the Offer is completed, it may also present some potential risks and disadvantages to us and our continuing shareholders (in addition to the uncertainties regarding future Share trading prices discussed above), including the following:

•	as a result of the Offer, our liquidity will be reduced by the cash paid out;

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), and we cannot assure you that this reduction in our public float will not result in lower prices for our Shares or reduced liquidity in the trading market for our Shares following completion of the Offer;

•

shareholders with significant holdings of Shares that do not tender Shares in the Offer will see their proportionate holding in the Company increased, with a corresponding increase in the voting power of the Shares held by such shareholders. Such holders of a significant amount of Shares could exercise their voting rights in a manner that is not aligned with the interests of our other shareholders. In addition, a decision to sell Shares by any such significant shareholder could have a materially greater adverse effect on the price of our Shares (due to greater proportionate supply) following the completion of the Offer.

Shareholders may be able to sell non-tendered Shares in the future, on the NASDAQ or otherwise, at a price higher or lower than the Final Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction in shareholders’ equity, which based on calculations for the quarterly period ended March 31, 2023, would change from approximately $237 million to approximately $157 million. See Section 5.

Following the Offer, will XBiotech continue as a public company?

Yes. We believe that the Shares will continue to be authorized for quotation on the NASDAQ and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will XBiotech pay me for the Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase in the Offer promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

We are not offering to purchase any outstanding stock options as part of the Offer and any tenders of stock options will not be accepted. If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What is the recent market price of the Shares?

On May 16, 2023, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on the NASDAQ was $3.48 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See “Introduction” and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

No, British Columbia law does not impose any stock transfer tax.

I am a United States shareholder. What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes as consideration received either as a sale or exchange of the Shares or as a distribution in respect of the Shares, depending on your circumstances. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer, including the applicability of any state, local, or non-U.S. tax laws.

I am a United States shareholder. What are the Canadian income tax consequences if I tender my Shares?

Generally, holders of Shares who are non-residents of Canada for Canadian income tax purposes will only be deemed to receive a dividend for Canadian tax purposes if the amount paid by the Company for the Shares exceeds the paid-up capital of such Shares. Any such deemed dividend would generally be subject to Canadian non-resident withholding tax at a rate of 25% unless the recipient is eligible for a reduced rate of withholding tax pursuant to the terms of an applicable income tax treaty. We have determined that the paid-up capital of the Shares is in excess of the amount that will be paid on purchase of Shares in the Offer and on that basis no deemed dividend is expected to arise. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer, including the applicability of any Canadian or other tax laws. See Section 13.

Who should I contact with questions about the Offer?

The Information Agent can help answer your questions. The Information Agent is Georgeson LLC. Their contact information is set forth below.

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Phone: (877) 278-4775

Email: XBiotech@georgeson.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the information incorporated or deemed to be incorporated herein by reference contains forward-looking statements within the meaning of the Exchange Act and the Securities Act of 1933, as amended. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplate,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements in this Offer to Purchase and the information incorporated or deemed to be incorporated herein by reference contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions, and actual results may differ materially from those referred to in or implied by the forward-looking statements for various reasons, including the factors described under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K filed with the SEC and our most recent Quarterly Report on Form 10-Q filed with the SEC, which are incorporated herein by reference. The following factors, among others, could cause our actual results to differ materially from those described in the forward-looking statements:

•	our ability to complete the Offer;

•	our ability to obtain regulatory approval to market and sell our product candidates in the United States, Europe and elsewhere;

•	the initiation, timing, cost, progress and success of our research and development programs, preclinical studies and clinical trials for our product candidates;

•	our ability to advance product candidates into, and successfully complete, clinical trials;

•	our ability to successfully commercialize the sale of our product candidates, if approved, in the United States, Europe and elsewhere;

•	our ability to recruit sufficient numbers of patients for our future clinical trials for our pharmaceutical products;

•	our ability to achieve profitability;

•	the implementation of our business model and strategic plans;

•	our ability to develop and commercialize product candidates for orphan and niche indications independently;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	the therapeutic benefits, effectiveness and safety of our product candidates;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products and product candidates;

•	the rate and degree of market acceptance and clinical utility of our future products, if any;

•

our expectations regarding market risk, including interest rate changes, foreign currency fluctuations and regional or global economic impacts caused by public health threats, such as the outbreak of coronavirus or other infectious diseases;

•	our ability to engage and retain the employees required to grow our business;

•	our future financial performance and projected expenditures;

•	developments relating to our competitors and our industry, including the success of competing therapies that are or become available; and

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing.

Except as required by law, we undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Offer to Purchase. However, readers should carefully review the reports and documents we file or furnish from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. For information about how to obtain a copy of these reports or other documents that we file with the SEC, see Section 10 in this Offer to Purchase.

INTRODUCTION

To the holders of our Shares:

We invite our shareholders to tender up to $80,000,000 in value of Shares for purchase by us at a price not greater than $4.00 nor less than $3.80 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, in the related Letter of Transmittal and on the Offer Website, which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. We will select the lowest single purchase price (in increments of $0.05), not greater than $4.00 nor less than $3.80 per Share, that will allow us to purchase $80,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” We will acquire Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration (because Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of less than or equal to $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. If any tendered Shares are not purchased in the Offer for any reason, the Letter of Transmittal or electronic submission, as applicable, with respect to such Shares not purchased will be of no force or effect, and any such Shares tendered by book-entry transfer with the Book-Entry Transfer Facility will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, at our expense, promptly after the expiration or termination of the Offer. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the value of Shares sought in the Offer to an amount greater than $80,000,000, subject to applicable law. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD HAS DELEGATED AUTHORITY TO CONSIDER THE OFFER TO AN INDEPENDENT COMMITTEE OF OUR BOARD, WHICH CONSISTS SOLELY OF INDEPENDENT DIRECTORS WHO DO NOT HAVE A MATERIAL FINANCIAL INTEREST IN THE TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE, AND THE INDEPENDENT COMMITTEE HAS APPROVED THE OFFER AND AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD (INCLUDING THE INDEPENDENT COMMITTEE), THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN

FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE, ANY MEMBER OF OUR BOARD (INCLUDING THE INDEPENDENT COMMITTEE), THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND ON THE OFFER WEBSITE, INCLUDING OUR REASONS FOR MAKING THE OFFER.

SHAREHOLDERS SHOULD NOTE THAT THE PURCHASE PRICE RANGE (NO GREATER THAN $4.00 PER SHARE NOR LESS THAN $3.80 PER SHARE) REPRESENTS A PREMIUM OVER THE CLOSING SALE PRICE OF THE SHARES ($3.48 PER SHARE) AS REPORTED ON THE NASDAQ ON MAY 16, 2023, THE LAST TRADING DAY PRIOR TO ANNOUNCEMENT OF THE OFFER. THE MARKET PRICE OF THE SHARES FOLLOWING CONSUMMATION OF THE OFFER IS EXPECTED TO BE LOWER THAN THE FINAL PURCHASE PRICE AND MAY BE LOWER THAN THE MARKET PRICE OF THE SHARES ON THE LAST TRADING DAY PRIOR TO ANNOUNCEMENT OF THE OFFER. ACCORDINGLY, ANY SHARES NOT TENDERED PURSUANT TO THE OFFER AND ANY TENDERED SHARES NOT ACCEPTED FOR PAYMENT BY REASON OF PRORATION OR OTHERWISE, ARE EXPECTED TO HAVE A MARKET PRICE FOLLOWING CONSUMMATION OF THE OFFER THAT IS LOWER THAN THE FINAL PURCHASE PRICE AND MAY BE LOWER THAN THE MARKET PRICE OF THE SHARES ON THE LAST TRADING DAY PRIOR TO ANNOUNCEMENT OF THE OFFER.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.

As of May 5, 2023, we had 30,439,275 issued and outstanding Shares. As of May 5, 2023, an aggregate of approximately 2,122,984 Shares remained available for future awards under the 2015 Plan, further described in Section 11, and approximately 5,038,585 stock options were outstanding under the 2015 Plan and the Prior Plan.

At the maximum Final Purchase Price of $4.00 per Share, we could purchase 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 65.70% of our issued and outstanding Shares as of May 5, 2023. At the minimum Final Purchase Price of $3.80 per Share, we could purchase 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 69.16% of our issued and outstanding Shares as of May 5, 2023. The Shares are listed and traded on the NASDAQ Global Select Market under the symbol “XBIT.” On May 16, 2023, the last trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $3.48 per Share.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

Our principal executive offices are located at 5217 Winnebago Lane, Austin, Texas 78744 and our phone number is (512) 386-2900.

THE OFFER

1.	Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $80,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at a price not greater than $4.00 nor less than $3.80 per Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, as finally determined by us in accordance with the terms of the Offer, the “Final Purchase Price”). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of less than or equal to $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 5:00 p.m., Eastern Time, on June 15, 2023, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with the Instructions to the Letter of Transmittal and the instructions in the Tender Form on the Offer Website, shareholders desiring to tender Shares must either (a) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $3.80) or (b) specify the price or prices, not greater than $4.00 nor less than $3.80 per Share, at which they are willing to sell their Shares to us under the Offer. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. We will select the single lowest purchase price (in increments of $0.05), not greater than $4.00 nor less than $3.80 per Share, that will allow us to purchase $80,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We will pay the Final Purchase Price for all Shares purchased in the Offer (less any applicable withholding taxes and without interest), but we will not purchase any Shares tendered at prices in excess of the Final Purchase Price.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price, your Shares will be deemed to be tendered at the minimum price of $3.80 per Share for purposes of determining the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $3.80 per Share, a price that could be below the last reported sale price of the Shares on the NASDAQ on the Expiration Date.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares representing more than $80,000,000 (or such greater amount of Shares as we may choose to purchase, subject to applicable law) are properly tendered and not properly withdrawn, because of proration and conditional tender provisions of the Offer. If any tendered Shares are not purchased in the Offer for any reason, the Letter of Transmittal or electronic submission, as applicable, with respect to such Shares not purchased will be of no force or effect, and any such Shares tendered by book-entry transfer with the Book-Entry Transfer Facility will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, at our expense, promptly after expiration or termination of the Offer.

By following the Instructions to the Letter of Transmittal or the instructions in the Tender Form on the Offer Website, as applicable, shareholders can specify different minimum prices for specified portions of their Shares, but for shareholders delivering a Letter of Transmittal, a separate Letter of Transmittal must be submitted for Shares tendered at each price.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the value of Shares sought in the Offer to an amount greater than $80,000,000, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we seek to purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. The proration period and withdrawal rights also expire on the Expiration Date.

The offer is not conditioned on the receipt of financing or any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $80,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•

first, subject to the conditional tender provisions described in Section 6, we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

second, only if necessary to permit us to purchase $80,000,000 in value of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $80,000,000 in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6 and adjustment to avoid the purchase of fractional Shares. Because of the time required to accurately determine the number of Shares properly tendered and not withdrawn and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain such information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal and Offer Website afford each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal (which will include the Account Code and Control Code required to access the Offer Website) will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Background and Purpose of the Offer; Certain Effects of the Offer.

Background and Purpose of the Offer. The purpose of the Offer is to allow all shareholders an opportunity to sell a portion of their investment in the Company at a premium over recent stock prices and thereby receive a return of some or all of their investment in the Company if they so elect, while also permitting them the opportunity to retain a continuing equity interest in the Company.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales, subject to the terms and conditions of the Offer, including proration (shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary).

Conversely, the Offer affords shareholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them, if the Offer is completed. There can be no assurance that the Company will not issue additional Shares and other equity securities in the future. Non-tendering shareholders will own a greater interest in a company with greater pro forma earnings per share than would otherwise have been the case, although we cannot assure you that the Company will achieve that earnings per share growth.

The decision to pursue a tender offer came after review by our Board of the Company’s strategic investment alternatives and an assessment by management of our cash requirements and its recommendation that the Board consider the possibility of returning excess cash to shareholders. See Section 9. The Board subsequently appointed the Independent Committee and requested that the Independent Committee advise the Board as to the most appropriate means for realizing its goals of returning value to shareholders at a premium and enhancing long-term value to shareholders.

After careful consideration, the Independent Committee concluded that a significant share repurchase would be the most appropriate use for excess cash, taking into account the interests of all the stakeholders of the Company. The Independent Committee concluded that such a repurchase would demonstrate to the Company’s shareholders the Company’s confidence in its business, and would be the optimum way to distribute cash to those shareholders who wanted to receive cash for a portion of their Shares. The Independent Committee considered paying a special dividend on the Shares, a fixed price tender offer, and entering the market to repurchase Shares as a means to return cash to shareholders. The Independent Committee, following its review of the alternatives, determined that a modified Dutch auction self-tender offer would be a more effective means for returning cash to the Company’s shareholders for a number of reasons, including that a tender structure could in the future result in an accretion in earnings per share for the remaining outstanding Shares after the tender relative to a special dividend. Furthermore, relative to a special dividend, the tender structure would allow any shareholder who chose not to tender, but to retain his, her or its entire holding of Shares, and own a greater interest in the Company going forward. Therefore, the Independent Committee approved a modified Dutch auction self-tender offer, through the use of excess cash on hand, for up to $80,000,000 in value of Shares at a cash purchase price of (a) not less than 10% above the closing price of the Shares as reported on the NASDAQ on the last trading day prior to announcement of the Offer (such closing price, the “Closing Market Price”) and (b) not more than the lesser of (i) 30% above the Closing Market Price and (ii) $5.00, and authorized our Chief Executive Officer to determine the final price range within those parameters.

In determining its recommendation as to the amount of Shares to purchase in the Offer and the appropriate price range per share, the Independent Committee considered a broad range of factors. These include, but are not limited to, the following:

•

the amount of available cash and anticipated future cash needs for future operations, including additional drug discovery efforts and other research and development activities and other general corporate purposes following completion of the Offer;

•	attracting and retaining requisite scientific expertise and investor interest;

•	the excess cash held by the Company above its projected requirements for the next several years;

•	trading volume in the Shares prior to the Offer and trading liquidity of the Shares following the Offer;

•	recent trading prices of the Shares, which ranged from a low of $3.20 to a high of $4.80 for the period from January 1, 2023 to March 31, 2023;

•

historical trading prices of the Shares over a twelve month period, which ranged from a low of $8.64 to a high of $11.71 for the first quarter for the fiscal year ended December 31, 2022, from a low of $5.13 to a high of $9.20 for the second quarter for the fiscal year ended December 31, 2022, from a low of $3.58 to a high of $5.88 for the third quarter for the fiscal year ended December 31, 2022, from a low of $3.00 to a high of $3.95 for the fourth quarter for the fiscal year ended December 31, 2022, from a low of $3.20 to a high of $4.80 for the first quarter for the fiscal year ending December 31, 2023, and from a low of $3.05 to a high of $3.80 for the period from April 1, 2023 to May 16, 2023;

•	recent trading activity;

•	the Company’s desire for future financial flexibility; and

•	the attractiveness of the Offer to the Company’s shareholders.

The Independent Committee also considered certain risks and uncertainties. These include, but are not limited to the following:

•

the accounting for the purchase of Shares pursuant to the Offer and resultant reduction in shareholders’ equity, which based on pro forma calculations for the quarterly period ended March 31, 2023, would change from approximately $237 million to approximately $157 million;

•

the possibility of lower stock prices and reduced liquidity in the trading of the Shares following completion of the Offer due to the reduction of our “public float” (the number of Shares owned by nonaffiliate shareholders and available for trading in the securities markets) or otherwise;

•	the reduction in our liquidity due to the cash paid out in the Offer;

•	the possibility that shareholders that do not tender into the Offer and thereby increase their proportionate holdings in the Company significantly may exercise their voting rights in a manner that is not aligned with the interests of other shareholders, or may have a materially greater adverse effect on the price for Shares if they decide to sell Shares following the completion of the Offer; and

•	potential unanticipated cash needs.

Following its review, the Independent Committee concluded that the interests of the Company and its shareholders, employees and other stakeholders are best served at this time by balancing the goals of returning excess capital to shareholders while preserving the Company’s ability to make the necessary investments in research and development, facilities, technology and people and develop its drug discovery, manufacturing and commercial capabilities that have the potential to expand its business and increase its market value. Accordingly, the Independent Committee approved the Offer on the terms reflected in this Offer to Purchase. On May 17, 2023, we announced commencement of the Offer.

While we believe that the Offer is consistent with our corporate goal of increasing long-term shareholder value, actual experience may differ significantly from our expectations. Future events, such as the condition of the healthcare and pharmaceutical markets, regulatory developments, adverse research and development results, adverse effects on operations, or levels of capital and other expenditures, could have the effect of reducing our ability to meet our product development and business objectives, which could adversely affect revenue expectations, available cash or ability to maintain operations as anticipated. In addition, we are subject to certain risks described in our most recent annual report on Form 10-K filed with the SEC and in our other reports filed with the SEC, which we encourage you to read.

Shareholders may be able to sell Shares which are not tendered, or tendered and not purchased in the Offer, in the future on the NASDAQ or otherwise, at a net price higher than the Final Purchase Price paid by us in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his, her or its Shares in the future, which may be higher or lower than the Final Purchase Price paid by us in the Offer.

Shares that we acquire in the Offer will immediately be canceled and restored to the status of authorized but unissued Shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or stock exchange rules) for all purposes including, but not limited to, acquiring other businesses, raising additional capital and satisfying obligations under existing or future employee compensation plans. We have no current plans for the reissuance of Shares repurchased pursuant to the Offer, except pursuant to the 2015 Plan.

We believe that the Offer is an appropriate and prudent use of our financial resources and an efficient way to provide for shareholder return. Following the completion or termination of the Offer, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase Shares, whether or not any Shares are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial position and general economic and market conditions. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

The Offer will reduce our “public float” (the number of shares of our Shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer.

As of May 5, 2023, there were 30,439,275 Shares issued and outstanding. Since the Final Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after that time. At the maximum Final Purchase Price of $4.00 per Share, we could purchase 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 65.70% of our issued and outstanding Shares as of May 5, 2023. At the minimum Final Purchase Price of $3.80 per Share, we could purchase 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 69.16% of our issued and outstanding Shares as of May 5, 2023.

Certain Effects of the Offer. If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These shareholders will also continue to bear the risks associated with owning the Shares. Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price significantly higher or lower than the Final Purchase Price paid by us in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his, her or its Shares in the future.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our Shares to be delisted from the NASDAQ or be eligible for deregistration under the Exchange Act. See Section 7.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and comply with proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all our other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer, and we are not aware of the intentions of our other shareholders who own 5% or more of our Shares with respect to the Offer. There can be no assurance that the persons described above will not decide to tender or sell Shares. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their Shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our shareholders pursuant to the Offer.

Our Board has delegated authority to consider the Offer to an Independent Committee of our Board, which consists solely of independent directors who do not have a material financial interest in the transactions described in this Offer to Purchase, and the Independent Committee has approved the Offer and authorized us to make the Offer. However, none of the Company, the members of our Board (including the Independent Committee), the Information Agent or the Depositary, makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. Neither we, any member of our Board (including the Independent Committee), the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase, in the related Letter of Transmittal and on the Offer Website, including our reasons for making the Offer.

Shareholders should note that the purchase price range (no greater than $4.00 per Share nor less than $3.80 per Share) represents a premium over the closing sale price of the Shares ($3.48 per Share) as reported on the NASDAQ on May 16, 2023, the last trading day prior to announcement of the Offer. The market price of the Shares following consummation of the Offer is expected to be lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer. Accordingly, any Shares not tendered pursuant to the Offer and any tendered Shares not accepted for payment by reason of proration or otherwise, are expected to have a market price following consummation of the Offer that is lower than the Final Purchase Price and may be lower than the market price of the Shares on the last trading day prior to announcement of the Offer.

We intend to cancel the Shares we acquire pursuant to the Offer. Such Shares will return to the status of authorized and unissued shares and will be available to us to issue without further shareholder action for all purposes except as required by applicable law or stock exchange rules.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction in shareholders’ equity, which based on pro forma calculations for the quarterly period ended March 31, 2023, would change from approximately $237 million to approximately $157 million. See Section 5.

Plans and Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than internal reorganization transactions with respect to our subsidiaries);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, our indebtedness or capitalization;

•

any change in our present Board or management or any plans or proposals to change the number or the terms of directors or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the NASDAQ, or ceasing to be authorized to be quoted on the NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than the grant of stock options to directors, officers and employees in the ordinary course of business, the issuance of Shares upon the vesting or exercise thereof and the retention of our securities by the Company from employees or directors to satisfy tax withholding obligations upon vesting or exercise of any such equity awards; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, either (a) confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Eastern Time, on June 15, 2023 (or, in the event the Offer is extended, such later time and date to which the Offer is extended), by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (b) the tendering shareholder must visit the Offer Website at tech.computersharecas.com, and using the Account Code and Control Code printed on the Letter of Transmittal, sign in, follow the directions on the Offer Website, and electronically complete and submit the requested information through the Offer Website prior to 5:00 p.m., Eastern Time, on June 15, 2023 (or, in the event the Offer is extended, such later time and date to which the Offer is extended). Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In accordance with the Instructions to the Letter of Transmittal and the instructions in the Tender Form on the Offer Website, each shareholder desiring to tender Shares under the Offer must (a) if delivering a Letter of Transmittal, complete the section captioned “Price (In U.S.. Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (ii) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Shareholder,” indicating the price at which Shares are being tendered or (b) if utilizing the Offer Website, complete the section captioned “Tender Your Shares” in the Tender Form on the Offer Website by either (i) checking one or more of the boxes under “Section 1: Auction Price Tender” indicating the amounts of Shares being tendered and respective prices at which such Shares are being tendered or (ii) checking the box under “Section 2: Purchase Price Tender.”

Shareholders delivering a Letter of Transmittal who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly using a Letter of Transmittal, one and only one box must be checked in the section captioned “Price (In U.S. Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that we will purchase their Shares, they should either check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer” or check the box under “Section 2: Purchase Price Tender” in the Tender Form on the Offer Website, as applicable. If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $3.80 per Share for purposes of determining the Final Purchase Price. Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $3.80 per Share.

If tendering shareholders utilizing a Letter of Transmittal wish to indicate a specific price (in multiples of $0.05) at which their Shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In U.S. Dollars) Per

Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

If tendering shareholders utilizing the Offer Website wish to indicate specific prices (in multiples of $0.05) at which Shares are being tendered and the amount of Shares being tendered at each such price, they must select the appropriate box(es) and indicate the number of Shares being tendered at each selected box under “Section 1: Auction Price Tender” in the Tender Form on the Offer Website. Tendering shareholders should be aware that this election could mean that some or all of their Shares, as the case may be, will not be purchased if they check box(es) representing price(s) above the Final Purchase Price.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs may apply if shareholders tender Shares through the broker, dealer, commercial bank, trust company or other nominee and not directly to the Depositary.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal or the section entitled “Conditional Tender” in the Tender Form on the Offer Website, as applicable, and in each case, indicate thereunder whether the tendered Shares represent all Shares held by such shareholder. See Section 6. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal, the Offer Website or any other customary documents required by the Depositary.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal, must be made to the Depositary and not to us, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book- Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or through the Offer Website, as applicable, in each case before the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Return of Unpurchased Shares. If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, the Letter of Transmittal or electronic submission, as applicable, with respect to such Shares not purchased will be of no force or effect, and any such Shares tendered by book-entry transfer with the Book-Entry Transfer Facility will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, at our expense, promptly after expiration or termination of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition of the Offer is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (a) has a “net long position” equal to or greater than the amount of Shares tendered in (i) Shares or (ii) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (b) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered and (b) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal or submission of the required information on the Offer Website shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Information Reporting and Backup Withholding. Payments made to shareholders in the Offer may be reported to the United States Internal Revenue Service (“IRS”). In addition, under the United States federal tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal tax withholding, each shareholder who is a U.S. Holder (as defined in Section 13) must notify the Depositary or other applicable withholding agent of the U.S. Holder’s taxpayer identification number (employer identification number or social security number) and either establish an exemption from backup withholding or provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the U.S. Holder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Shares that have not previously been accepted by us for payment may be withdrawn at any time after 5:00 p.m., Eastern Time, on July 17, 2023.

If you are a registered holder of Shares, for a withdrawal to be effective, you must either (a) deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (b) visit the Offer Website at tech.computersharecas.com and modify your previous submission on the Offer Website, prior to the deadline for withdrawal; provided, however, you may only withdraw your Shares by the same method you used to tender your Shares. For tendering shareholders submitting a written notice of withdrawal, the written notice of withdrawal must specify the name of the tendering shareholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the written notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to effect a withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any written notice of withdrawal or modification of a submission on the Offer Website for purposes of effecting a withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal or modification of a submission on the Offer Website for purposes of effecting a withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., Eastern Time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to 5:00 p.m., Eastern Time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering shareholders; and

•

accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Shares having an aggregate value of up to $80,000,000 and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. If any tendered Shares are not purchased in the Offer for any reason, the Letter of Transmittal or electronic submission, as applicable, with respect to such Shares not purchased will be of no force or effect, and any such Shares tendered by book-entry transfer with the Book-Entry Transfer Facility will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, at our expense, promptly after the expiration or termination of the Offer.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

There will be no stock transfer taxes payable on the transfer to us of Shares purchased pursuant to the Offer, as British Columbia law does not impose any such taxes.

Other Terms

We will publicly announce the “specified amount” in respect of each Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) by press release when we announce the Final Purchase Price pursuant to the Offer. For greater certainty, the announcement of such “specified amount” will be incorporated into and form part of the Offer.

6.	Conditional Tender of Shares.

In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal or the section entitled “Conditional Tender” in the Tender Form on the Offer Website, as applicable, and in each case, indicate whether the tendered Shares represent all Shares held by such shareholder. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. We urge each shareholder to consult with his, her or its own financial and tax advisors with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, Shares representing more than

$80,000,000 (or such greater amount of Shares as we may choose to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). If any Shares tendered by a shareholder subject to a conditional tender is regarded as withdrawn as a result of proration, the Letter of Transmittal or electronic submission relating to such Shares will be of no force or effect, and any such Shares tendered by book-entry transfer with the Book-Entry Transfer Facility will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $80,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $80,000,000 in value of Shares (or such greater amount as we may elect to purchase, subject to applicable law). To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•	there has occurred any of the following:

–	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

–	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

–

a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on May 16, 2023 the last trading day prior to the commencement of the Offer;

–

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after May 17, 2023;

–	any material escalation of any war or armed hostilities which had commenced prior to May 17, 2023;

–

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

–

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

–	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or might directly or indirectly:

–

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

–	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

–	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

–

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares pursuant to the Offer; or

–

cause or render our acceptance for payment, purchase or payment for any shares tendered in the Offer to violate or be in violation of, or to conflict with or be in conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order.

•

we determine that the completion of the Offer will result in the Company being unable to pay its debts as they become due in the ordinary course of its business or the directors of the Company, in their absolute discretion, otherwise determining the completion of the Offer could reasonably be expected to render the Company insolvent;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that after the date of this Offer to Purchase, that:

–

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 16, 2023);

–	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 16, 2023, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

–

there has been any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

–

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

–

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, have had or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits to us of the Offer;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (a) cause the Shares to be held of record by fewer than 300 persons or (b) cause the Shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.	Price Range of Shares; Dividends.

The Shares are listed and traded on the NASDAQ under the trading symbol “XBIT.” The following table sets forth, for the periods indicated, the high and low sales prices of the Shares on the NASDAQ:

	High	Low
Fiscal Year Ended December 31, 2021
First Quarter	$20.30	$15.92
Second Quarter	$17.84	$15.83
Third Quarter	$18.24	$12.95
Fourth Quarter	$16.07	$10.95

Fiscal Year Ended December 31, 2022
First Quarter	$11.71	$8.64
Second Quarter	$9.20	$5.13
Third Quarter	$5.88	$3.58
Fourth Quarter	$3.95	$3.00

Fiscal Year Ending December 31, 2023
First Quarter	$4.80	$3.20
Second Quarter (through May 16, 2023)	$3.80	$3.05

On May 16, 2023, the last trading day before the commencement of the Offer, the closing sale price of the Shares on the NASDAQ was $3.48 per Share. Shareholders are urged to obtain current market quotations for the Shares.

In July 2021, we paid $75 million cash dividend (or $2.50 per share in dividends) to our shareholders. Although we have paid dividends in the past, we currently intend to retain any earnings for future growth and, therefore, do not expect to pay cash dividends in the foreseeable future.

9.	Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $80,000,000. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $500,000.

We intend to pay for the Shares with our existing cash resources.

10.	Certain Information Concerning Us.

General. We are a biopharmaceutical company that discovers and develops True Human™ monoclonal antibodies for treating a variety of diseases. We were incorporated in Canada on March 22, 2005, and continued into British Columbia on September 23, 2005. True Human™ monoclonal antibodies are derived from natural human immune responses—as opposed to being derived from animal immunization or otherwise engineered. We believe that naturally occurring monoclonal antibodies have the potential to be safer, more effective and faster to develop than engineered counterparts. We have developed a pipeline of product candidates targeting both inflammatory and infectious diseases. We have also developed manufacturing technology that reduces the cost and time to launch new product candidates. Moreover, a state-of-the-art physical plant and infrastructure to manufacture product has been constructed and is operational at our 48-acre campus in Austin, Texas. We also have an in-house clinical operations group, with the capability to launch and manage clinical development of our candidate products. The Company thus represents a fully integrated developer of biopharmaceuticals.

Our Shares are listed on the NASDAQ Global Select Market under the symbol “XBIT.” Our principal executive offices are located at 5217 Winnebago Lane, Austin, Texas. 78744, and our telephone number is (512) 386-2900. Our website address is www.xbiotech.com. Our website and the information contained on our website are not incorporated by reference into this Offer to Purchase.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s website at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference (excluding any portions of such documents that have been furnished but not filed for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

•	our Current Report on Form 8-K filed with the SEC on February 15, 2023;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April  28, 2023, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•

the description of our Shares contained in our registration statement on Form 8-A filed with the SEC on April 14, 2015, including any amendment or report filed for purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

We, or the Information Agent, will provide to each person, including any beneficial owner of a Share, to whom an Offer to Purchase is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this Offer to Purchase. The Information Agent may be contacted at its address, telephone number or email address set forth on the back cover of this Offer to Purchase. You can request copies of such documents if you call or write us at the following address or telephone number: XBiotech Inc., attention Investor Relations, 5217 Winnebago Lane, Austin, Texas 78744, telephone: (512) 386-2900, or you may visit our website at www.xbiotech.com for copies of any such documents. The information contained on, or accessible through, our website is not deemed to be incorporated by reference in this Offer to Purchase.

This Offer to Purchase and the information incorporated by reference herein contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this Offer to Purchase or the information incorporated by reference herein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this Offer to Purchase.

11.	Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares.

The following table sets forth the names and positions of our directors and executive officers as of the date of this Offer to Purchase. The address of each of our directors and executive officers is care of XBiotech Inc., 5217 Winnebago Lane, Austin, Texas 78744, telephone number: (512) 386-2900.

Name	Position Held With the Company
Executive Officers:
John Simard	Founder, President, Chief Executive Officer & Chairman
Dr. Sushma Shivaswamy, Ph.D.	Chief Scientific Officer
Angela Hu	Director of Finance

Directors:
John Simard	Founder, President, Chief Executive Officer & Chairman
W. Thorpe McKenzie	Director
Jan-Paul Waldin, Esq.	Director
Donald MacAdam	Director
Dr. Peter Libby	Director

Beneficial Ownership. As of May 5, 2023, we had 30,439,275 issued and outstanding Shares. We are offering to purchase up to $80,000,000 in value of Shares. At the maximum Final Purchase Price of $4.00 per Share, we could purchase 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 65.70% of our issued and outstanding Shares as of May 5, 2023. At the minimum Final Purchase Price of $3.80 per Share, we could purchase 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 69.16% of our issued and outstanding Shares as of May 5, 2023.

As of May 5, 2023, our directors and executive officers as a group (seven persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 9,262,549 Shares (including Shares that such persons had the right to purchase within 60 days of May 5, 2023 pursuant to outstanding options for each such person), representing approximately 28.14% of the total issued and outstanding Shares (including the Shares underlying options referred to in the preceding parenthetical).

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer, and we are not aware of the intentions of our other shareholders who own 5% or more of our outstanding Shares with respect to the Offer. There can be no assurance that the persons described above will not decide to tender or sell Shares. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding Shares following the consummation of the Offer. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their Shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Final Purchase Price.

The following table sets forth certain information with respect to the beneficial ownership of our Shares by (a) each of our executive officers, (b) each of our directors, (c) all our executive officers and directors as a group and (d) each person known by us to beneficially own more than 5% of our outstanding Shares. The business address of each of our directors and executive officers is 5217 Winnebago Lane, Austin, Texas 78744. We based the Share amounts on each person’s beneficial ownership of our Shares as of May 5, 2023. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within 60 days of May 5, 2023 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the Shares set forth in following table:

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Named Executive Officers and Directors(1):
John Simard	5,193,547	16.33%
Mr. Jan-Paul Waldin	337,743	1.10%
W. Thorpe McKenzie(2)	3,048,759	9.90%
Mr. Donald MacAdam	137,500	*
Dr. Peter Libby	100,000	*
Dr. Sushma Shivaswamy	395,000	1.28%
Angela Hu	50,000	*

All current executive officers and directors as a group (7 persons)(3)	9,262,549	28.14%

Greater than 5% Shareholders:
Thomas Gut (4)	3,914,111	12.86%

*	Less than one percent.

(1)

These figures include common shares underlying stock options held by our executive officers and directors that are immediately exercisable or scheduled to become exercisable within 60 days of May 5, 2023. Underlying stock options include the following amounts: John Simard (1,370,381); Jan-Paul Waldin (137,500); Thorpe McKenzie-(345,500); Donald MacAdam (127,500); Peter Libby (75,000); Sushma Shivaswamy (395,000) and Angela Hu (24,500).

(2)	Includes 66,748 shares held by the McKenzie Foundation, 31,864 shares held by Mr. McKenzie’s spouse and 7,676 shares held in a Trust for Mr. McKenzie’s stepchildren.

(3)

Includes 2,474,881 common shares underlying stock options held by our executive officers and directors that are immediately exercisable or are scheduled to become exercisable within 60 days of May 5, 2023.

(4)	Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2023.

Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we, any of our directors, any of our executive officers, our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof.

Arrangements Concerning the Shares.

Equity Compensation Plans. Our 2015 Plan was adopted by the Board on April 1, 2015, and approved by the Company’s shareholders on March 13, 2015, and replaced the Prior Plan. The 2015 Plan has a term of 10 years from the date adopted by the Board, unless terminated earlier by the Board. The 2015 Plan provides for the grant of incentive and non-qualified stock options, stock appreciation rights, restricted share awards, restricted share unit awards and performance share awards. To date, the Company has only granted stock options under the 2015 Plan. Stock options typically vest over periods of two or three years and are exercisable for up to 10 years from the grant date.

Upon adoption, the 2015 Plan had 1,000,000 Shares of the Company available for issuance under the 2015 Plan. On May 13, 2016, the Board adopted an amendment to the 2015 Plan that increased the number of shares reserved for issuance thereunder to 4,000,000, which increase was approved by the Company’s shareholders on June 20, 2016. On December 18, 2019, the Board adopted a second amendment to the 2015 Plan to increase the number of common shares that may be awarded under the plan by an additional 2,500,000 shares, which amendment was approved by the shareholders on June 26, 2020. On April 27, 2020, the Board adopted a third amendment to the 2015 Plan to increase the number of common shares that may be awarded under the plan by an additional 1,500,000 shares, which amendment was approved by the shareholders on June 26, 2020. If any award (or portion thereof) expires or terminates without having been exercised in full or is forfeited to or repurchased by the Company, the number of Common Shares subject to such award will again be available for issuance under the 2015 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant under the 2015 Plan. To the extent an award under the 2015 Plan is paid out in cash rather than Shares, such cash payment will not result in a reduction in the number of Shares available for issuance under the 2015 Plan. As of May 5, 2023, an aggregate of approximately 2,122,984 Shares remained available for future awards under the 2015 Plan, and approximately 5,038,585 stock options were outstanding under the 2015 Plan and the Prior Plan. The Board may amend or terminate the 2015 Plan at any time. Certain amendments, including an increase in the share reserve, require shareholder approval.

Director Equity Compensation. We compensate non-employee members of the Board in the form of annual equity grants under the 2015 Plan. Directors who are also employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as our employees. The non-employee members of our Board are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board or committee meetings. Currently, it is the Company’s policy that each non-employee director is granted non-qualified stock options under the 2015 Plan to purchase 25,000 Shares, which options are granted annually on or about the date of the Company’s annual shareholders’ meeting, are exercisable at a price equal to the closing price of the Company’s Shares, as reported by the NASDAQ, on the date of grant, and vest in two equal installments occurring six months and 12 months following the date of grant, subject to continued service as a director.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Certain Other Arrangements. John Simard, Founder, President, Chief Executive Officer & Chairman, Sushma Shivaswamy, Ph.D., Chief Scientific Officer, and Angela Hu, Director of Finance (together, our “Named Executive Officers”) have employment agreements and/or offer letters with us that provide that their employment is at will and may be terminated at any time by the executive or by us with or without cause and without notice. The employment agreements provide for certain base salary, target bonus and severance payments to our Named Executive Officers as follows:

We entered into an employment agreement and change of control agreement with John Simard, our Chief Executive Officer and President on March 22, 2005. The employment agreement is for an indefinite term. Mr. Simard’s current annual base salary is $960,000 per year, and he is eligible for an annual incentive cash payment of up to 35% of his base salary, subject to the achievement of short-term and long-term business performance objectives as well as personal performance objectives, as established from time to time by the Board or compensation committee of the Board. The employment agreement contains customary non-competition and non-solicitation provisions which apply for a period of six months after Mr. Simard’s employment is terminated for any reason. In addition, Mr. Simard agrees that all intellectual property developed by him during the term of his employment agreement shall be our property. If Mr. Simard is terminated without cause, if he resigns for good reason or if there is a change in control, he is entitled to certain severance benefits. Mr. Simard may voluntarily resign for any reason by providing us with three months prior notice. We may elect to waive all or a portion of such notice by paying to Mr. Simard his base salary that he would have earned if he had remained employed by us for the full duration of such notice period. If Mr. Simard terminates his employment within 12 months after a “change of control” for “good reason” or if he is terminated without cause, we will make a lump sum payment to him equal to twelve month of his base salary, plus other sum owed to him for arrears of salary, vacation pay and, if awarded, his performance bonus, subject to his prior resignation as a director. Additionally, if Mr. Simard terminates his employment within 12 months after a change of control or for good reason, all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable by Mr. Simard, along with his vested options, in accordance with the terms of the option agreements. To the extent permitted by applicable law, we will provide health, medical, dental and other insurance benefits to Mr. Simard for a period of one year after his termination date.

We do not have written employment agreements with Dr. Shivaswamy or Ms. Hu. We entered into an offer letter with Dr. Shivaswamy upon her hiring, which originally provided that she was paid an annual base salary of $70,000 per year as well as granted stock options. Dr. Shivaswamy’s current base salary is $450,000 and from time to time she receives option grants as approved by the Board or compensation committee of the Board. We have a written employment arrangement with Ms. Hu, pursuant to which she receives a current base salary of $200,000 and from time to time she receives option grants as approved by the Board or compensation committee of the Board.

None of the Named Executive Officers’ employment agreements or offer letters provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If any of the payments under the employment agreements or offer letters would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the employment agreements and offer letters provide for a best-after tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (a) payment in full of the entire amount of the transaction payment or (b) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	Certain Legal Matters; Regulatory Approvals.

Part 2 of National Instrument 62-104 (“NI 62-104”) requires an issuer making a bid for its own securities to (among other things) prepare, and file with relevant Canadian securities regulatory authorities, an issuer bid circular providing its shareholders with specified disclosures. However, the Company will not be complying with these requirements because (a) it is relying on the exemption available to “foreign issuers” under section 4.10 of NI62-104 and (b) this Offer to Purchase and the related documents that constitute part of the Offer have been prepared in compliance with applicable United States securities legislation.

We are not aware of any other license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.	Certain United States and Canadian Federal Income Tax Consequences.

Certain United States Federal Income Tax Considerations.

The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders (as defined below). This summary is based upon the Code, United States Treasury regulations issued thereunder, published IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular shareholder in light of its own circumstances or to shareholders subject to special rules under the Code (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, qualified foreign pension funds, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, U.S. Holders subject to Section 451(b) of the Code and U.S. Holders that have a functional currency other than the United States dollar). This summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to employee benefit plans or the alternative minimum tax. This summary of Certain United States Federal Income Tax Considerations also does not address tax considerations arising under any state, local or non-U.S. laws, under United States federal estate or gift tax laws or any United States tax reporting requirements. This summary assumes that U.S. Holders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, is urged to consult its own tax advisor regarding the tax consequences of participating in the Offer.

Each shareholder is urged to consult its own tax advisor as to the particular United States federal income tax consequences to such shareholder of participating or not participating in the Offer in light of its own particular circumstances and the applicability and effect of any state, local and non-U.S. tax laws and other tax consequences with respect to the Offer.

Non-Participation in the Offer. The Offer will generally have no United States federal income tax consequences to shareholders that do not tender any Shares in the Offer or who properly withdraw any tendered Shares as required by the Offer.

Consequences of the Offer to Participating U.S. Holders.

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution with respect to the Shares. Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (clauses (a), (b) and (c) together, the “Section 302 tests”) or (d) is in partial liquidation of XBiotech and the U.S. Holder is other than a corporation.

Special “constructive ownership” rules will apply in determining whether any of the Section 302 tests has been satisfied. A U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest or which hold an equity interest in the U.S. Holder, as well as Shares the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest if either (a) the U.S. Holder owns none of our Shares either actually or constructively immediately after the Shares are sold pursuant to the Offer or (b) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption if, among other things, the percentage of our outstanding voting stock (including Shares) actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding voting stock (including Shares) actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand, under the Section 302 tests. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure any U.S. Holder that a sufficient number of such U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Unlike the Section 302 tests discussed above, which analyze the effect of the Offer on a U.S. Holder’s Share ownership, whether a distribution is in partial liquidation is determined by analyzing the effect of the distribution on the Company, it is dependent on the facts specific to the Company, and is highly complex. Amounts distributed in partial liquidation to non-corporate U.S. Holders in redemption of their Shares generally qualify for sale or exchange treatment without regard to the Section 302 tests described above. Non-corporate U.S. Holders should consult their own tax advisers regarding the application of the partial liquidation rules to Shares purchased as part of the Offer.

Sale or Exchange Treatment. If a U.S. Holder is treated as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Subject to the discussion of the passive foreign investment company rules below, any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders who acquired Shares at different times and/or at different prices should consult their own tax advisors regarding the application of these rules to them in light of their own circumstances.

Distribution Treatment. If a U.S. Holder is not treated as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. Subject to the discussion of the passive foreign investment company rules below, the distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under United States federal income tax principles. We have not completed a computation of our current or accumulated earnings and profits at this time. Accordingly, in the event that a U.S. Holder determines that the distribution in redemption of the U.S. Holder’s Shares does not qualify for sale or exchange treatment, the U.S. Holder should expect that the entire amount received for such U.S. Holder’s Shares will be classified as a dividend for United States federal income tax purposes.

A dividend will generally be taxed at the preferential tax rates applicable to long-term capital gains if, among other requirements, (a) we are a “qualified foreign corporation” (a “QFC”) as described below, (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, (c) such dividend is paid on Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date (i.e., the first date that a purchaser of such Shares will not be entitled to receive such dividend) and (d) we are not a “surrogate foreign corporation” or a passive foreign investment company (a “PFIC”). We generally will be a QFC if (a) we are eligible for the benefits of the U.S.-Canada income tax treaty or (b) our Shares are readily tradable on an established securities market in the United States, within the meaning provided in the Code. It is currently expected that the Company will neither be a “surrogate foreign corporation” nor a PFIC during the year that the Offer is made, and that we will be a QFC; however, this is a factual matter and is therefore subject to change. If we are not a QFC, a dividend paid to a non-corporate U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and U.S. Holders should consult their own tax advisors regarding the application of such rules to them in their particular circumstances.

Foreign Tax Credit. A portion or all of the amount distributed to a U.S. Holder in redemption of the U.S. Holder’s Shares may be subject to Canadian income tax withholding. Subject to various limitations based on the character, source, and amount of income or gain recognized by a U.S. Holder as a result of receiving the distribution in redemption of the U.S. Holder’s Shares, a U.S. Holder may elect to claim a foreign tax credit (in lieu of a deduction) against his or her United States federal income tax liability for Canadian income tax paid with respect to any such distribution. The rules relating to the foreign tax credit determination are complex. Accordingly, U.S. Holders should consult their own tax advisors to determine whether and to what extent they may be entitled to the credit.

Passive Foreign Investment Company Status. For United States federal income taxation purposes, we will be a PFIC if in any taxable year either (a) 75% or more of our gross income consists of passive income or (b) 50% or more of the value of our assets is attributable to assets that produce, or are held for the production of, passive income. If we meet either test, our shares held by a U.S. Holder in that year will be PFIC shares for that year and, generally, in all subsequent years in which they are held by that U.S. Holder.

We believe that we were a PFIC in certain of our prior taxable years as our gross income during most of those prior taxable years consisted principally of interest income. However, the character and amount of our gross income changed significantly in 2021 and we believe, but cannot guarantee, that we were not a PFIC for the year ended 2022. In addition, we expect, but cannot guarantee, that we will not be a PFIC for the taxable year that includes the Offer. However, these conclusions depend on complex factual determinations that are made annually and thus there can be no assurance that we will not satisfy the test for classification as a PFIC for the taxable year ended 2022 or the taxable year that includes the Offer.

A U.S. Holder is subject to special potentially adverse rules if we were classified as a PFIC at any time during such U.S. Holder’s holding period for Shares depending on whether the U.S. Holder (a) takes no action, (b) made an election to treat us as a “qualified electing fund” (a “QEF election”) or (c) if permitted, made a “mark-to-market” election with respect to our Shares. A U.S. Holder of our Shares who held the shares during any year that we were classified as a PFIC will also be required under applicable Treasury regulations to file an annual information return (Form 8621) containing information regarding our company. Additional explanations of the PFIC rules are set forth below. This material is complex and may affect different U.S. Holders differently, depending on each U.S. Holder’s own circumstances. Accordingly, U.S. Holders should consult their own tax advisors about the consequences of our company being classified as a PFIC during any year that they held Shares and about what steps, if any, they might take related to the tax impact of our PFIC status on them.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder made a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report, for each taxable year for United States federal income tax purposes that we are classified as a PFIC, the Electing Holder’s pro rata share of the ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. For a U.S. Holder to make a QEF election, we must agree to supply annually to the U.S. Holder the “PFIC Annual Information Statement” and permit the U.S. Holder access to certain information in the event of an audit by the IRS. We have historically not made a PFIC Annual Information Statement available to any shareholders. Therefore, we do not believe that any U.S. Holders have made a valid QEF election with respect to the Shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our Shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the Shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. If a U.S. Holder determines that the distribution in redemption of the U.S. Holder’s Shares does not qualify for sale or exchange treatment, the distribution generally would be subject to the normal rules that apply to dividends as discussed above. Special rules apply if the U.S. Holder did not make a mark-to-market election with respect to the Shares starting at the beginning of the U.S. Holder’s holding period for the Share.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. Finally, if we were treated as a PFIC for any year during which a U.S. Holder held Shares, a U.S. Holder who did not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non- Electing Holder,” would be subject to special rules with respect to (a) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Shares, provided that no amount is treated as an excess distribution for the year that a U.S. Holder’s holding period for its Shares begins) and (b) any gain realized on the sale, exchange or other disposition of our Shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the Shares;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Information Reporting and Backup Withholding. We may be required to report to the IRS any payments made to U.S. Holders in the Offer. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal tax withholding, each U.S. Holder must notify the Depositary or other applicable withholding agent of the Holder’s taxpayer identification number (employer identification number or social security number) and either provide an exemption from withholding or provide certain other information by completing, under penalties of perjury, an

IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the U.S. Holder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instructions to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders are urged to consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

Certain Canadian Federal Income Tax Considerations.

General. The following summary describes, as of the date hereof, certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to shareholders who sell Shares to the Company pursuant to the Offer.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”) and an understanding of the current administrative polices and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing and publicly available prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative policies and practices, whether legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is not applicable to a shareholder (a) that is a “financial institution” for the purposes of the “mark-to-market” rules, (b) that is a “specified financial institution,” (c) that reports its “Canadian tax results” in a currency other than Canadian dollars, (d) an interest in which is a “tax shelter investment” or (e) that has entered into a “derivative forward agreement” as defined in the Tax Act in respect of the Shares, as each of those terms is defined in the Tax Act.

Certain additional considerations not discussed in this summary may apply to a shareholder that acquired Shares pursuant to the exercise of an employee stock option and who disposes of such Shares pursuant to the Offer. Such shareholders should consult their own tax advisors regarding their particular circumstances.

This summary is not exhaustive of all Canadian federal income tax considerations. Further, this summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular shareholder and no representation is made with respect to the income tax consequences to any particular shareholder. Accordingly, shareholders should consult their own tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.

Canadian Currency. Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of a Share must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the single daily rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Shareholders Resident in Canada

The following portion of the summary is, subject to the discussion under “General” above, applicable to a shareholder who, for the purposes of the Tax Act and at all relevant times, is or is deemed to be a resident of Canada, deals at arm’s length with, and is not affiliated with, the Company, holds its shares as capital property and is not exempt from tax under Part I of the Tax Act (a “Canadian Resident Shareholder”). The Shares will generally be considered to be capital property to a Canadian Resident Shareholder provided that the Canadian Resident Shareholder does not hold the Shares in the course of carrying on a business of buying and selling shares and has not acquired the Shares in a transaction considered to be an adventure or concern in the nature of trade. Certain Canadian Resident Shareholders that might not otherwise be considered to hold their Shares as capital property may, in certain circumstances, be entitled to have the Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Canadian Resident Shareholders in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such Canadian Resident Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances.

While the Company does not anticipate a deemed dividend arising, having regard to the potential for a deemed dividend and the dividend tax treatment described below on a sale of Shares pursuant to the Offer as opposed to capital gains (or capital loss) treatment which would generally apply to a sale in the market, Canadian Resident Shareholders who wish to sell their Shares should consult their tax advisors regarding selling their Shares in the market as an alternative to selling Shares pursuant to the Offer.

Disposition of Shares and Deemed Dividend. A Canadian Resident Shareholder who sells Shares to the Company pursuant to the Offer would be deemed to receive a taxable dividend equal to the amount, if any, by which the amount paid by the Company for the Shares exceeds the paid-up capital of such Shares for the purposes of the Tax Act. The Company estimates that the paid-up capital per Share as of the date hereof is CAD$8.48. Accordingly, the Company expects that a Canadian Resident Shareholder who sells Shares pursuant to the Offer will not be deemed to have received a taxable dividend for the purposes of the Tax Act. Following the Expiration Date, the Company will publicly confirm the amount of the paid-up capital per Share, expressed in Canadian currency.

Any dividend deemed to be received by a Canadian Resident Shareholder who is an individual will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit if the Company validly designates the dividend as an “eligible dividend.” If a dividend is designated as an eligible dividend, the effective income tax rate on the related income for a Canadian Resident Shareholder who is an individual will generally be lower relative to effective income tax rate for income received in connection with a dividend that was not designated as an eligible dividend. There may be limitations on the ability of a corporation to designate dividends as eligible dividends. Subject to such limitations, the Company intends to designate all deemed dividends arising as a result of a sale of shares pursuant to the Offer as eligible dividends for these purposes.

Subject to the application of subsection 55(2) of the Tax Act, as described below, any dividend deemed to be received by a Canadian Resident Shareholder that is a corporation will be included in computing such Canadian Resident Shareholder’s income as a dividend and will ordinarily be deductible in computing its taxable income subject also to all other limitations under the Tax Act. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act.

Under subsection 55(2) of the Tax Act, a Canadian Resident Shareholder that is a corporation may be required to treat all or a portion of any deemed dividend that is deductible in computing taxable income as proceeds of disposition and not as a dividend, generally in circumstances where the Canadian Resident Shareholder would have realized a capital gain if it disposed of any share at fair market value immediately before the sale of Shares to the Company and the sale resulted in a significant reduction in such capital gain. The application of subsection 55(2) involves a number of factual considerations that will differ for each Canadian Resident Shareholder, and a Canadian Resident Shareholder to whom it may be relevant is urged to consult its own tax advisors concerning its application having regard to its particular circumstances.

The amount paid by the Company pursuant to the Offer for the Shares less any amount deemed to be received by the Canadian Resident Shareholder as a dividend (after the application of subsection 55(2) in the case of a corporate Canadian Resident Shareholder) will be treated as proceeds of disposition of the Shares. The Canadian Resident Shareholder will realize a capital gain (or capital loss) on the disposition of the Shares equal to the amount by which the Canadian Resident Shareholder’s proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Shareholder of the Shares sold to the Company pursuant to the Offer.

Taxation of Capital Gains and Losses. Generally, a Canadian Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Canadian Resident Shareholder must deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Resident Shareholder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years.

The amount of a capital loss realized on the disposition of a share by a Canadian Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Shares (including any dividends deemed to be received as a result of the sale of Shares to the Company pursuant to the Offer). Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Shares, directly or indirectly, through a partnership or trust. The Tax Act also contains rules which may apply to a Canadian Resident Shareholder to suspend or deny all or a portion of any capital loss realized on the sale of Shares pursuant to the Offer in cases where the Canadian Resident Shareholder (or a person affiliated with such shareholder for purposes of the Tax Act) acquires additional Shares in the period commencing 30 days prior to, and ending 30 days after, the disposition of the Shares pursuant to the Offer. Canadian Resident Shareholders who may be affected by these rules are urged to consult with their own tax advisors with respect to the “superficial loss” rules in this regard.

A Canadian Resident Shareholder who is an individual, including most trusts, may have all or a portion of any capital loss on the sale of Shares pursuant to the Offer denied if the “superficial loss” rules in the Tax Act apply. This may arise where the Canadian Resident Shareholder (or a person affiliated with the Canadian Resident Shareholder for purposes of the Tax Act) acquires additional shares in the period commencing 30 days prior to, and ending 30 days after, the disposition of the Shares pursuant to the Offer. Similarly, a Canadian Resident Shareholder that is a corporation may have all or a portion of any capital loss on the sale of the Shares pursuant to the Offer suspended if it (or a person affiliated with it for purposes of the Tax Act) acquires additional shares in the period commencing 30 days prior, and ending 30 days after, the disposition of Shares pursuant to the Offer. Canadian Resident Shareholders are urged to consult their own tax advisors with respect to the “superficial loss” rules.

Other Taxes. A Canadian Resident Shareholder that is a Canadian-controlled private corporation throughout the year (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends, or deemed dividends, that are deductible in computing taxable income).

A capital gain realized, or a dividend received (or deemed to be received) by a Canadian Resident Shareholder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of Shares pursuant to the Offer may give rise to a liability for alternative minimum tax. Such Canadian Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

Non-Canadian Resident Shareholders

The following portion of the summary is, subject to the discussion under “General” above, applicable to a shareholder who, for purposes of the Tax Act and at all relevant times (a) is not resident or deemed to be resident in Canada, (b) does not use or hold, and is not deemed to use or hold, its Shares in connection with carrying on a business in Canada, (c) deals at arm’s length with, and is not affiliated with, the Company, and (d) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-Canadian Resident Shareholder”).

A Non-Canadian Resident Shareholder who sells Shares to the Company pursuant to the Offer would be deemed to receive a taxable dividend equal to the amount, if any, by which the amount paid by the Company for the Shares exceeds the paid-up capital of such Shares for the purposes of the Tax Act. The Company estimates that the paid-up capital per Share as of the date hereof is CAD$8.48. Accordingly, the Company expects that a Non-Canadian Resident Shareholder who sells Shares pursuant to the Offer will not be deemed to have received a taxable dividend for the purposes of the Tax Act. Following the Expiration Date, the Company will publicly confirm the amount of the paid-up capital per Share, expressed in Canadian currency.

Any such dividend will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be substantiated under the terms of an applicable tax treaty. For example, a dividend received or deemed to be received by a Non-Canadian Resident Shareholder that is a resident of the United States for the purposes of the Canada-United States Income Tax Convention (the “US Treaty”), is eligible for benefits under the US Treaty, and is the beneficial owner of such dividends will generally be subject to withholding tax at a treaty-reduced rate of 15% (or 5% if the beneficial owner of the dividends is a company that owns at least 10% of the voting shares of the Company).

The amount paid by the Company for the Shares (less any amount deemed to be received by the Non-Canadian Resident Shareholder as a dividend) will be treated as proceeds of disposition of the Shares. A Non-Canadian Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares pursuant to the Offer unless the Shares are “taxable Canadian property” to the Non-Canadian Resident Shareholder at the time of such sale and such gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty (if any).

The Company is of the view that the Shares are not, and have never been, taxable Canadian property to any particular shareholder. Nevertheless, a Share may be deemed to be taxable Canadian property to a Non-Canadian Resident Shareholder in certain circumstances specified in the Tax Act. Even if a Share is taxable Canadian property to a Non-Canadian Resident Shareholder, any capital gain realized on a disposition of the Share may be exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty (if any). Non-Canadian Resident Shareholders should consult their own tax advisors in this regard.

In the event a Share is taxable Canadian property to a Non-Canadian Resident Shareholder at the time of disposition and the capital gain realized on disposition of the Share is not exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty, the tax consequences in respect of capital gains described above under “Shareholders Resident in Canada – Taxation of Capital Gains and Losses” will generally apply.

While the Company does not anticipate a deemed dividend arising, in view of the potential for a deemed dividend and the dividend tax treatment described above on a sale of Shares pursuant to the Offer and the resulting Canadian withholding tax, Non-Canadian Resident Shareholders should consult their own tax advisors regarding selling their Shares in the market as an alternative to selling Shares pursuant to the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the offer and that a waiver of a material condition is a material change in the terms of the offer. The release states than an offer should remain open for a minimum of five (5) business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price, and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders and investor response. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14.

then in each case the Offer will be extended until the expiration of the period of at least 10 business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m., Eastern Time. The requirements to extend the Offer do not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO describing the amendment.

If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.

15.	Fees and Expenses.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, email, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. There will be no stock transfer taxes payable on the transfer to us of Shares purchased pursuant to the Offer, as British Columbia law does not impose any such taxes.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in, or incorporated by reference into, this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase, in the related Letter of Transmittal and on the Offer Website. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board, the Depositary or the Information Agent.

Our Board has delegated authority to consider the offer to an Independent Committee of our Board, which consists solely of independent directors who do not have a material financial interest in the transactions described in this Offer to Purchase, and the Independent Committee has approved the Offer and authorized us to make the Offer. However, none of the Company, the members of our Board (including the Independent Committee), the Information Agent or the Depositary has made any recommendation as to whether you should tender or not tender your Shares in the Offer. None of the Company, the members of our Board (including the Independent Committee), the Information Agent or the Depositary has authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your Shares in the Offer. None of the Company, the members of our Board (including the Independent Committee), the Information Agent or the Depositary has authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, in the related Letter of Transmittal or on the Offer Website. You should not rely on any recommendation, or any such representation or information, as having been authorized by us, any member of our Board (including the Independent Committee), the Information Agent or the Depositary.

XBiotech Inc.

May 17, 2023

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery, shareholders are directed to contact the Depositary.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

Permitted Methods of Delivery to the Depositary:

Online via: TECH.COMPUTERSHARECAS.COM

By Express Mail, Courier or Other	By Mail:
Expedited Service:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
150 Royall Street, Suite V	P.O. Box 43011
Canton, Massachusetts 02021	Providence, RI 02940-3011

For assistance call +1 (800) 305-9404

Any questions or requests for assistance, and any requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or related documents, may be directed to the Information Agent at its telephone number, email address or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Phone: (877) 278-4775

Email: XBiotech@georgeson.com